EXECUTIVE EMPLOYMENT AGREEMENT

(President,)

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of September 1, 2014 (“Commencement Date”) by and between Robert Dragotta, an individual residing at 401 East Commerce Street, Bridgeton, NJ  08302  (the “Executive”) and Atomic World Media, Inc, a company (the “Company”), with an executive address at

Introduction

The Company was organized for the purpose of developing, marketing, operating and otherwise engaging in the business of a digital signage and mobile network. It is an out of home digital media network providing entertainment and advertising including media-related products and services, to commercial establishments (the “Business”), and/or to carry on or engage in any other business or activities as may be approved by the Board of Directors (the “Board”).  Executive has extensive experience and expertise in the Business.  The Company wishes to employ Executive, and Executive wishes to be employed by Company, as its President, subject to the terms, conditions and covenants contained herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

1.           Employment. The Company hereby employs Executive as its President, and accepts such employment, all upon the terms and conditions set forth herein (the “Employment”).

2.           Duties and Authority.  Executive shall serve as the President, of the Company, with such duties and authority as are conferred by the Board, and are as otherwise commensurate with such position. Executive shall have the power and authority necessary to fulfill and discharge his duties, subject to Board oversight and direction. Under the direction of the CEO,  Executive shall have the responsibility for operatio1ns, developing and directing the strategic advertising plans of the Company, selling advertising, including the continued advertising development of its business plan, budget and budget strategies, developing working relationships with advertising agencies,  creative input on commercials as may be requested by advertising agencies to ensure consistency with the Company’s high programming standards, as well as programming and such other duties and responsibilities as may be required from time to time by the Board consistent with Executive’s position as approved by the Board as President, and under the direction of the Chief Executive Officer. Executive will devote his full working time and attention to the Company and its Business, and will faithfully and diligently serve and endeavor to further the interests of Company

3.           Term.  The Term of Executive’s Employment under this Agreement will commence effective the date of receipt of the company’s current funding initiative in the amount of $2,000,000, and shall continue for 48 months unless terminated by Executive or by the Board, pursuant to Section 6 or Section 7 of this Agreement (the “Term”).

4.           Compensation

(a)           Base Salary. Executive shall receive a base salary (“Base Salary”), payable in accordance with Company’s customary payroll policies at such intervals as may from time to time be used by Company for paying its employees generally, but no less frequently than monthly, at an annual rate to be determined by the Board (but not less than $180,000 per annum.  Upon final completion of the company’s current funding initiative in the amount of $2,000,000 Executive shall receive for his efforts prior to this funding initiative, a $25,000 signing bonus along with a stock award of 150,000 shares of common stock subject to a 1 year cliff vesting and the base salary (“Base Salary”), payable in accordance with Company’s customary payroll policies at such intervals as may from time to time be used by Company for paying its employees generally, but no less frequently than monthly, at an annual rate to be determined by the Board (but not less than $180,000 per annum).

(b)           Bonus Compensation. The Board in its discretion may or may not establish bonus compensation or profit sharing or similar compensation arrangements, based on Executive’s performance and the overall performance of the Company, either on an "ad hoc" basis or pursuant to a bonus plan or arrangement as may be established at the Company's discretion for Executive only and/or for senior executives of the Company. If such arrangements are established by the Board for or within any given period of time, and subject to the prior written approval of the Board in each instance, Executive shall be entitled to compensation in addition to Base Salary, if any, pursuant to arrangements as may be established by the Board from time to time.

(c)           Executive agrees and acknowledges that the Base Salary and Bonus Compensation will be paid only from funds received in future raises or from positive cash-flow, as and if those funds are available.

(d)           Options or Warrants. The Board agrees to establish warrant or option rights for Executive and/or other executive officers or directors. If such rights are conferred by the Board, and subject to the prior written approval of the Board in each instance, Executive shall be entitled to options or  warrants for the Company’s membership interests pursuant to agreements as may be approved from time to time by the Board (collectively, “Warrant Agreements”). Executive acknowledges that the issuance of membership interests pursuant to any such Warrant Agreement may not be registered under any applicable federal or state securities laws, and Executive agrees not to transfer any of such membership interests except in compliance with applicable securities laws and regulations. The Warrant Agreements shall provide that, upon a Change in Control, the warrant agreement may immediately be exercised and converted into membership interests as provided therein. As used herein, “Change in Control” shall mean the occurrence of either of the following: (i) the acquisition in one or more transactions, by any person or entity of legal or beneficial ownership, direct or indirect, of more than 49% of the issued and outstanding voting securities of the Company at any time, or (ii) a change in the majority voting control of the Company, or if member(s) of the Company (who do not presently have such power) acquire the power to elect a majority of the Board. Executive represents that he is an “Accredited Investor”, as defined under federal securities laws.

(e)           Benefits.  Executive will receive benefits under, any pension, profit sharing, insurance, hospitalization, medical, disability, stock purchase, stock option, stock ownership, vacation or other employee benefit plan, program or policy of the Company during the course of his Employment by the Company and which shall be afforded to him specifically by the Board, subject to the terms of such plans, programs or policies and commensurate with all other Executives of the Company.

(f)           Vacation. In addition to holidays established by the Board as Company holidays, during each year of the Employment Executive shall be entitled to 4 weeks (only two consecutive at a given time)  paid vacation time, as may reasonably be requested by Executive and reasonably approved by the Board. Executive’s vacation time will be taken on a reasonably scheduled basis consistent with Executive’s duties hereunder. Unused vacation time of no more than one week may be carried over to a subsequent year on a reasonably scheduled basis, so long as Executive’s performance is not materially and adversely affected.

(g)           Expenses.  Executive shall be entitled to reimbursement by the Company, in accordance with the Company's policies then applicable to its President, or, if none, then applicable to senior executives of the Company, against appropriate vouchers or other reasonable receipts, for the following authorized expenses: travel, entertainment and other standard business expenses reasonably incurred by him in the performance of his duties hereunder. Without limiting the generality of the foregoing, the Company will pay or reimburse the Executive for his business use of a cellular telephone, and for wireless computer, email and internet access devices.  All expenses shall be submitted in writing for approval to the CFO beforehand.

(h)           Withholding.  All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

5.           Work Site. Executive's duties may be discharged from any business location of the Company as approved by the CEO. Executive may travel for business purposes and work from remote locations with authorization by the CEO, and must be available by phone or e-mail each working day.

6.           Death; Permanent Disability.  The Term shall terminate upon Executive’s death. If during the Term Executive fails because of illness or other incapacity to perform the services required to be performed by him hereunder for any consecutive period of more than 90 days, or for shorter periods aggregating more than 90 days in any consecutive twelve-month period (any such illness or incapacity being hereinafter referred to as "permanent disability"), then the Company in its discretion may at any time thereafter terminate the Term at a date specified after not less than 30 days' prior written notice to  Executive; provided, however, that no such termination shall be effective if prior to the date when such notice is given, the Executive's illness or incapacity shall have terminated, according to Executive’s medical records and concurred by his physician, and he shall be physically and mentally able to perform the services required hereunder and shall have taken up and be performing such duties. If the Employment hereunder shall be terminated by reason of Executive’s death or permanent disability, Executive or his estate, as the case may be, shall be entitled to receive (a) any earned and unpaid Base Salary accrued through the date of termination, (b) a pro rata portion of any annual bonus which Executive would otherwise have been entitled to receive pursuant to any bonus plan or arrangement for himself and/or senior executives of the Company (such pro rata portion to be payable at the time such annual bonus would otherwise have been payable to Executive), (c) subject to the terms thereof, any accrued reimbursements for expenses and any other benefits which may be due to Executive on the date of termination under the provisions of any employee benefit plan, program or policy, (d) the proceeds of Key-Man Life Insurance, if any, payable to Executive’s beneficiaries, and (e) any other benefits conferred by the Board.

7.           Other Termination.

(a)           For Cause. The Company may at any time during the Term, by explanation through written notice, terminate the employment of the Executive for cause, the cause to be specified in the notice.  For purposes of this Agreement, "cause" shall mean (i) any gross negligence, self dealing, including but not limited to any course of action which is determined not to be in the best interests of the company by the Board of Directors, or material willful misconduct of Executive in connection with the performance of his duties hereunder, including without limitation the intentional misappropriation of funds or property of the Company, securing or attempting to secure personally separate from his compensation, any profit in connection with any transaction entered into on behalf of the Company, or any material willful, intentional or malicious act having the effect of materially injuring the reputation, business or business relationships of the Company; (ii) engaging in any criminal enterprise involving moral turpitude, or (iii) conviction of a felony or misdemeanor involving moral turpitude or fraud.  Termination for cause shall be effective upon the giving of such notice and the Executive shall be entitled to receive any earned and unpaid Base Salary accrued through the date of termination and subject to the terms thereof, any benefits which may be due to the Executive on such date under the provisions of any employee benefit plan, program or policy plus three months health, dental and disability benefits.

(b)           Without Cause.  The Company may terminate the Term at any time, upon at least 90 days’ notice to Executive, without Cause, provided that in such event that the Company shall pay the base salary (as then in effect) for the life of the remaining employment term or six months, whichever is greater, (the “Payout Period”), in addition to (i) any additional earned and unpaid compensation or expense reimbursements accrued hereunder through the date of termination, (ii) subject to the terms thereof, any benefits which may be due to the Executive on such date under the provisions of any employee benefit plan, program or policy;  (iii) continuation of health, dental and disability coverage for the Payout Period following such termination, (iv) a pro rata portion of any annual bonus with respect to the fiscal year in which such termination occurs, (v) immediate vesting and immediate exercisability of all stock, option, warrant and similar rights that are granted or awarded to Executive by Company at any time, and (vi) other benefits conferred by the Board.

(c)           By Executive Generally. Executive may also terminate the Term at any time, upon at least 90 days’ notice to the Company, with the same effects as if the Company terminated the term of this Agreement for Cause, as set forth above.

(d)           By Executive Due to Company Breach.  In the event of any material breach of this Agreement by the Company that remains uncured for 30 days after the Executive notifies the Company thereof, Executive may terminate the Term by giving 60 days’ notice to the Company, with the effects as provided herein for a termination by the Company without Cause.

(e)           Immediate Cessation of Duties. If a Termination Event occurs due to Cause or Executive’s resignation pursuant to subsection (c), the Company may direct Executive to immediately cease Executive’s activities on behalf of the Company, and within a prompt but reasonable period of no more than 10 days, to remove Executive’s personal belongings from the premises of the Company and/or to discontinue using any of the Company’s facilities, assets or properties.

8.           Ownership of Work Product and Ideas. During the Employment any discoveries, inventions, patents, materials, licenses and ideas related to the delivery of digital advertising content or digital retailing of goods and services, whether over the internet, on CD-ROM or otherwise, or the development of database applications for any such Industries (“Technology”), whether or not patentable or copyrightable and whether created and owned by Executive during the Employment or during any prior employment with Company or affiliates, or owned by the Company prior to or after the execution of this Agreement (“Work Product”), and all business opportunities within the Industry (“Opportunities”) introduced to Executive during the Employment, will be owned by the Company, and Executive will have no personal interest in such, except if the Board, excluding the vote of Executive (if he is a member of the Board), in its reasonable discretion, allows the Executive to participate in or have other rights to such Work Product or Opportunities during the Term or upon the termination of this Agreement. Executive will, in such connection, promptly disclose any such Work Product and Opportunities to the Company and, upon the request of the Board, will assign to the Company all rights to such Work Product and Opportunities, without additional compensation, unless otherwise decided by a majority vote of the Board.

9.           Protection of Confidential Information

(a)           Definitions. Executive acknowledges that during the course of his employment, he will acquire Proprietary Information and Trade Secrets (as hereinafter defined), of the Company.  For purposes of this Agreement:

(i)           “Proprietary Information” shall mean all unpublished materials and information created, discovered, owned or otherwise controlled by the Company or its affiliates relating to the products of the Company or its affiliates, including, but not limited to financial information, data or statements, product  research and development, past, existing and future; product plans, designs and schematics, patents, client lists, computer date, documentation, algorithms, processes and know-how (whether or not reduced to writing and whether or not patentable or copyrightable), and business and marketing plans and strategies, pricing policies, cost and profit information, supplier identities, packaging and the like, disclosed orally, in writing, or by inspection.  Proprietary Information shall also include all other materials and information which have been clearly identified by the Company as “Proprietary Information,” “Trade Secrets” or “confidential information.”  The term “Proprietary Information” shall not include any information which is now generally known or available or which hereafter through no act or failure to act on the part of Executive becomes generally known or available; and

(ii)           “Trade Secrets” shall mean the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement related to the Technology which is secret and is not generally available to the public, which the Company or its affiliates both marks and treats as “Confidential,” and which gives the one who uses it an advantage over competitors who do not know of or use the Trade Secret.  A Trade Secret may include, without limitation, Proprietary Information relating to programs or products now existing or currently under design or development by the company or its affiliates.

(b)           Non-Disclosure. Executive agrees to hold the Proprietary Information and Trade Secrets of which Executive may acquire knowledge hereunder in the strictest confidence unless ordered to disclose same subject to legal proceeding instituted by any third party or as required in order to comply with authorized government requirements.  Executive further agrees not to disclose any Proprietary Information or Trade Secrets except to the Board of Directors of the Company, Executives, advisers, counsel and consultants of the Company and its affiliated companies, if any, on a “need to know basis” and then only to those persons who reasonably require the same for the purposes hereof and who are bound by a confidentiality agreement consistent in format and substance, with this Section and the policies of the Board of Directors of the Company.

(c)           Return of Documents and Materials.  Executive agrees to use his best efforts to deliver promptly upon the termination of the Employment, and at any other time as the Company may request, all documents, technology, software, source codes, object codes, hardware (and all copies thereof), in whatever medium, relating to the business of the Company he possesses or has under his control.

10.           Non-Competition; No Solicitation.

(a)           Executive acknowledges and recognizes that the highly competitive nature of the Company’s business and that the goodwill and patronage of the Company’s customers and vendors constitute a substantial asset of the Company, having been acquired through considerable time, effort and money.  Accordingly, and subject to Executive’s covenants hereunder as to his full-time employment and best efforts on behalf of the Company, Executive agrees that during his employment with the Company, he shall not, without the written consent of the Company, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant, option holder, guarantor or in any other capacity other than as a passive investor of less than 5% of the equity, participate in, engage in or have an active financial interest consulting or management position in any business, firm, company or other entity if it competes or is deemed or likely to compete  with the material business operation conducted by the Company or its subsidiaries or affiliates or any successor or assign thereof, nor will he solicit any other person to engage in any of the foregoing activities, nor will he solicit any employees, contractors or customers of the Company to change their relationship with the Company or to enter into a relationship or participate with a competitor of the Company.  For purposes of this Section, a Company “subsidiary” is any entity in which the Company owns, directly or indirectly, more than a 25% equity interest, and a Company “affiliate” is any entity which owns, directly or indirectly, more than 25% of the Company’s outstanding stock (a “company parent”) or of which more than 25% is owned by any company parent. The Executive acknowledges that the scope of this restriction is appropriate and necessary to protect the Company’s legitimate business interests.

(b)           Participation in the management of any business operation other than in connection with the management of a business operation which is in direct competition with the Company or its subsidiaries or affiliates or any successor or assign thereof shall not be deemed to be a breach of Section 10(a). In addition, the provisions of Section 10(a) shall not prohibit the ownership by the Executive (as the result of open market purchase) of less than 15% of any class of capital stock of any company which is regularly traded on a national securities exchange or over-the-counter on the NASDAQ System.

(c)           Executive will not at any time during his employment with the Company solicit or assist or encourage the solicitation of any employee of the Company or any of its subsidiaries or affiliates to work for Executive or for any business, firm, Company or other entity in which the Executive, directly or indirectly, in any capacity described in Section 10(a) hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

(d)           Executive shall not at any time during his employment directly or indirectly compete with the Company by soliciting, inducing or influencing any of the customers of the Company to discontinue or reduce the extent of such relationship with the Company, or commence or expand any such relationship with any competitor of the Company.

(e)           If any of the covenants contained in this Section 10 are held by a court of competent jurisdiction to be unenforceable because of the duration of such provision, the activity limited by or the subject of such provision and/or the area covered thereby, then the Company and the Executive shall petition the court to make such determination so that it shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

11.           Survival of Restrictions. The restrictions and covenants set forth in Sections 8, 9 and 10 shall survive the termination of this Agreement and remain binding on Executive and enforceable by the Company for two years following termination; provided, however, that such restrictions and covenants with the exception of Section 9 shall terminate immediately upon termination without cause.

12.           Equitable Remedies.  Executive acknowledges that he has been employed for his unique talents and that the Company will suffer irreparable damage if any provisions of Sections 8, 9 or 10 hereof are not performed strictly in accordance with their terms or are otherwise breached. Executive hereby expressly agrees that the Company shall be entitled as a matter of right to seek injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by Executive and to secure enforcement of the provisions of Sections 8, 9 or 10 hereof.  Resort to such equitable relief, however, shall not constitute a waiver or any other rights or remedies that the Company may have.

13.           Conflicting Agreements. Executive warrants and represents that he has disclosed to the Company any existing or proposed agreements to which Executive is a party that may adversely affect Executive’s ability to render his services to the Company hereunder.

14.           Errors and Omissions Insurance.  If approved by the Board, the Company agrees to maintain for the benefit of Executive, Directors and Officers liability insurance in amounts commensurate with the business risk associated with Executive’s duties and the Business. The Company will be responsible for the payment of any amount deductible under such policy as such deductible may apply to Executive.

15. Use of Likeness. Executive agrees to allow the Company to use his name, approved biography and likeness in connection with information that may be disseminated concerning the Company.  Executive agrees to appear and actively participate on behalf of the Company in the general promotion of the Business.

16.Disclosure Regarding Preparation of Agreement and Conflicts of Interest. The parties acknowledge that counsel for the Company, Berger Singerman, P.A., prepared this Agreement on behalf of and in the course of its representation of the Company, that each party has been advised that inherent or possible conflicts of interest based on competing individual or Company interests or concerns may exist, and that each has been advised to, and has had full opportunity to, seek advice of independent counsel.

17.           No Presumption Based on Drafting. The parties acknowledge that they fully negotiated this Agreement.  The fact that the final versions or any drafts of this Agreement were prepared by a particular counsel shall create no presumption and specifically shall not cause any ambiguities to be construed against either party.

18.           Miscellaneous                                Provisions

(a)           No provision of this Agreement shall be deemed to have been waived unless such wavier is in writing signed by the waiving party.  No failure by any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach, or such provision or any other provision.  No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or wavier of such provision with respect to any subsequent breach, unless expressly provided in writing.

(b)           All notices required or permitted to be given under this Agreement shall be in writing.  Notices may be served by:  (1) certified or registered mail postage pre-paid with return receipt requested, or by private courier, prepaid; (2) by facsimile or other telecommunication device capable of transmitting or creating a written record, with a copy sent by U.S. mail or by personal delivery three (3) days after the initial facsimile transmission; or  (3) personally.  Mailed notices shall be deemed delivered three days after mailing, properly addressed, return receipt signed.  Couriered notices shall be deemed delivered on the date the courier warrants a delivery has occurred.  Facsimile notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office.  Personal delivery shall be effective when accomplished upon signature of receipt or appropriate proof from the deliverer.   All notices shall be given to the parties at the addresses first given above unless a party changes his or its address by giving notice to the other party as provided herein.

(c)           This Agreement constitutes the entire Agreement of the parties relating to the subject matter hereof.  There are no terms, conditions or obligations other than those contained in this Agreement.  This Agreement supersedes all prior communications, representations or agreements between the parties relating to the subject matter hereof.  This Agreement may not be amended except in writing executed by the parties.

(d)           The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof; all of which shall remain enforceable in accordance with their terms.  Should any of the obligations hereunder be found illegal or unenforceable, the Company and Executive shall petition the court that such obligations shall be enforceable within whatever terms a court of competent jurisdiction shall deem allowable by law.  Executive may not assign, sell, subcontract, delegate or otherwise transfer his obligations under this Agreement, without the prior written consent of the Board, and any attempted assignment or delegation shall be void and without effect.

(e)           This Agreement shall inure to the benefit of the successors and assigns of the Company as if such Agreement had been originally negotiated and entered into by and between Executive and such successor and/or assign of the Company.  As a condition to any merger, corporate reorganization, sale of the Company’s assets or comparable transaction, the assignee, purchaser or successor, as the case may be, shall be required to undertake in writing to perform all of the Company’s obligations hereunder and specifically to agree in writing to assume this Agreement.

(f)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida for agreements wholly negotiated, entered into and performed within the State of Florida.

(g)           Executive acknowledges that the Company and its affiliated companies are new and evolving companies in the Industry, and that protection of Proprietary Information, Confidential Information, Work Product, Trade Secrets and Opportunities, provided for in this Agreement are important to future prospects for growth and business development of the Company.  Executive acknowledges that the Company may not have an adequate remedy at law in the event of any breach or threatened breach by Executive of any provision of Sections 8, 9 and 10, and that the Company may suffer irreparable damage and injury as a result. Accordingly, in the event of any such breach or threatened breach, Executive hereby consents to the Company’s application for injunctive relief against him by any court of competent jurisdiction without the posting of any bond or security therefore.

(h)           This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.  The section headings in this Agreement are included for convenience only; they do not give full notice of the terms of any portion of this Agreement, and are not relevant to the interpretation of any provision of this Agreement.

(i)           All rights and obligations shall cease upon termination of this Agreement, except for the rights and obligations set forth in or arising out of Sections 8, 9 and 10, which shall survive the termination of this Agreement as provided in Section 10.

(j)           Any dispute arising under this Agreement that cannot be settled through negotiation, or, if the parties mutually agree, mediation, shall be settled by arbitration before and pursuant to the applicable rules of the American Arbitration Association in Fort Lauderdale, Florida.  The arbitration shall include an award of attorney’s fees and costs to the prevailing party.  The parties waive the right to seek punitive damages (but not the equivalent of statutory damages for copyright infringement) and the arbitrator shall have no authority to award such damages.  The arbitration award shall be confirmed by the entry of a judgment in an appropriate jurisdiction.  The parties waive trial by jury in all events.

(k)           Facsimile signatures on this Agreement shall be deemed to be originals and to be legally binding and effective.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

EXECUTIVE ________________________________ Robert Dragotta ATOMIC PAINTBALL, INC. Darren Dunckel CEO By: ______________________________